Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS
FISCAL 2017 THIRD QUARTER AND NINE-MONTH FINANCIAL RESULTS

HAUPPAUGE, NY - January 9, 2017 - VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2017 third quarter and nine-months ended November 30, 2016.

Net sales for the Fiscal 2017 third quarter were $198.9 million compared to $192.5 million reported in the comparable year-ago period, an increase of $6.4 million or 3.3%.

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Automotive segment sales were $90.3 million as compared to $92.6 million, a decline of $2.2 million or 2.4%. This decline was primarily related to lower aftermarket and domestic OEM sales, offset by sales increases in the Company’s international OEM business.

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Premium Audio segment sales were $56.8 million as compared to $44.7 million, an increase of $12.0 million or 26.9%. This increase was driven by higher sales of new product lines introduced throughout Fiscal 2017, including sound bars, multi-room streaming audio systems, headphones, as well as speakers within the Custom Installation channel, among others.

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Consumer Accessories segment sales were $51.4 million as compared to $54.8 million, a decline of $3.4 million or 6.2%. The sales decline was primarily related to lower sales of select hook-up, power and remote products, offset by higher sales of wireless and Bluetooth speakers, Project Nursery baby monitors, and 360Fly™ Action Cameras, among others.

Pat Lavelle, President and CEO of VOXX International, commented, “We had a relatively strong fiscal third quarter, as our net sales, gross margins and expenses all improved year-over-year. We reported a $3.7 million increase in operating income and Adjusted EBITDA improved by $2.4 million. Driving much of this improvement was our Premium Audio segment. The investments we made throughout last year to enhance our line-up and expand into new categories are paying off, and with a few quarters of growth behind us, we believe this is a trend that should continue. Lower Automotive segment sales were anticipated, due primarily to changes in the aftermarket and lower domestic OEM sales. Internationally, our OEM business remains strong and we continue to win new OEM contracts. Similarly, our Consumer Accessories segment should be aided by new products introduced in the second and third quarters and many of the products we introduced last week at the Consumer Electronics Show. We believe we’re better positioned to show improved top- and bottom-line performance in the year ahead.”

The gross margin for the Fiscal 2017 third quarter came in at 29.3% as compared to 29.0% for the same period last year, an increase of 30 basis points. Automotive gross margins came in at 30.0% as compared to 29.2%, an increase of 80 basis points, which was driven primarily by higher international OEM sales offset by lower fulfillment product sales, such as satellite radio. Premium Audio gross margins came in at 32.8% as compared to 33.9%, a decrease of 110 basis points. The decline in gross margin was primarily related to a shift in product mix within the segment. Consumer Accessories gross margins were 23.6% as compared to 24.1%, a decline of 50 basis points. Gross margins were adversely impacted by a shift in product mix and favorably impacted by higher sales of wireless speakers, Project Nursery products, and higher sales internationally.

Operating expenses for the Fiscal 2017 third quarter were $50.9 million as compared to $52.3 million, a reduction of $1.4 million or 2.6%. Selling, general and administrative expenses declined for the comparable periods by $2.3 million, and this improvement was partially offset by a $1.8 million increase in engineering and technical support. The Company experienced decreases in salary, payroll and benefit expenses, as well as lower professional fees,

VOXX International Corporation Reports its Fiscal 2017 Third Quarter Results

occupancy costs and acquisition-related expenses. Driving the increase in engineering and technical support were higher research and development expenses related to its iris-based authentication solutions, and increases to support technology innovation within the Automotive OEM business and Premium Audio operating segment.

The Company reported operating income of $7.3 million in its Fiscal 2017 third quarter as compared to operating income of $3.6 million in the comparable year-ago period. The $3.7 million year-over-year improvement was driven by higher sales and gross margins, and lower total operating expenses.

Net income attributable to VOXX for the Fiscal 2017 third quarter was $5.8 million or $0.24 per basic and diluted share, as compared to $7.8 million or $0.32 per basic and diluted share in the Fiscal 2016 third quarter. Note, net income in the Fiscal 2016 third quarter was favorably impacted by a $4.7 million bargain purchase gain related to the Company’s acquisition of EyeLock, among other factors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Fiscal 2017 third quarter was $15.3 million as compared to EBITDA of $16.8 million reported in the Fiscal 2016 third quarter. Adjusted EBITDA was $15.5 million as compared to $13.1 million for the comparable Fiscal 2017 and 2016 third quarter periods.

Nine-Month Comparisons (for the nine-month periods ended November 30, 2016 and November 30, 2015)

Net sales for the Fiscal 2017 nine-month period were $513.7 million compared to $511.1 million reported in the comparable year-ago period, an increase of $2.6 million or 0.5%.

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Automotive segment sales of $251.6 million declined by $15.2 million or 5.7%. The Company experienced higher international OEM sales which were offset by lower domestic OEM sales and lower aftermarket product sales. Additionally, the sale and subsequent licensing of all Jensen Mobile inventory in Fiscal 2016 resulted in approximately $6.4 million of the total decline.

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Premium Audio segment sales of $123.8 million increased by $19.5 million or 18.7%, driven by strength in the Company’s Klipsch and Jamo product lines. Premium Audio sales were favorably impacted by new product introductions in new categories.

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Consumer Accessories sales of $137.4 million decreased by $1.3 million or 0.9%. The Company had higher sales of new products, including Project Nursery baby monitors and 360Fly Action Cameras, as well as higher sales internationally, offset by a decline in select Consumer Accessories product lines. Additionally, international sales increased, primarily due to the roll out of an upgrade to the digital broadcasting platform in Europe.

The gross margin for the Fiscal 2017 nine-month period was 29.4% as compared to 29.1% for the same period last year, an increase of 30 basis points. Automotive gross margins were 30.4% as compared to 30.0%; Premium Audio gross margins were 33.3% as compared to 33.0%; and Consumer Accessories gross margins were 23.5% as compared to 24.0%.

Operating expenses for the Fiscal 2017 nine-month period were $151.4 million as compared to operating expenses of $152.9 million in the comparable year-ago period, a reduction of $1.5 million or 1.0%. Selling, general and administrative expenses declined by $4.3 million, while engineering and technical support expenses increased $9.8 million, both when comparing the Fiscal 2017 and Fiscal 2016 nine-month periods. Additionally, during the Fiscal 2016 nine-month period, the Company recorded intangible asset impairment charges of $6.2 million and $0.8 million associated with acquisition costs.

VOXX International Corporation Reports its Fiscal 2017 Third Quarter Results

The Company reported an operating loss of $0.6 million as compared to an operating loss of $4.1 million in the Fiscal 2016 nine-month period, an improvement of $3.4 million. As noted above, intangible asset impairment charges and acquisition related expenses were $7.0 million during the Fiscal 2016 nine-month period.

The Company reported net income attributable to VOXX for the Fiscal 2017 nine-month period of $4.5 million or $0.19 per basic and diluted share, as compared to $2.7 million or $0.11 per basic and diluted share for the comparable Fiscal 2016 period. Net income for the Fiscal 2016 nine-month period was favorably impacted by a $4.7 million bargain purchase gain related to the Company’s acquisition of EyeLock, among other factors.

EBITDA for the Fiscal 2017 nine-month period was $22.1 million as compared to EBITDA of $19.8 million reported in the comparable Fiscal 2016 period, an improvement of $2.4 million. Adjusted EBITDA was $22.7 and $22.8 million for the comparable Fiscal 2017 and 2016 nine-month periods.

Lavelle continued, “Sales through the first nine-months are up modestly and we expect to show year-over-year improvements in our fiscal fourth quarter as well. We continue to control costs, while investing strategically in R&D to drive innovation in future product lines. We have a strong line-up for the coming fiscal year in both our Premium Audio and Consumer Accessories segments and will be entering new markets throughout the year, which over time, will expand our distribution even further. Customer relationships remain strong and the economic environment has been more stable than in years past. We look forward to finishing out the year and believe we’re in a good position entering Fiscal 2018 to maximize shareholder value.”

Non-GAAP Measures
EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income (loss), computed in accordance with GAAP, before interest expense and bank charges, taxes, depreciation and amortization, stock-based compensation expense, impairment charges and certain acquisition related expenses and gains. Depreciation, amortization, stock-based compensation, and impairment expenses are non-cash items.

Diluted Adjusted EBITDA per common share represent the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. These measures help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs or gains relating to the Company's acquisitions, impairments and stock-based compensation, allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA. Adjusted EBITDA and diluted adjusted earnings per common share are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

The Company will be hosting its conference call on Tuesday, January 10, 2017 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 43538882). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406 / conference ID: 43538882).

VOXX International Corporation Reports its Fiscal 2017 Third Quarter Results

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.  Today, VOXX International Corporation has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers.  The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, Car Connection®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2016.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

- Tables to Follow -

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	November 30, 2016	February 29, 2016
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$5,672	$11,767
Accounts receivable, net	110,408	87,055
Inventory, net	158,636	144,028
Receivables from vendors	2,914	2,519
Prepaid expenses and other current assets	19,681	17,256
Income tax receivable	1,365	1,426
Total current assets	298,676	264,051
Investment securities	10,417	10,206
Equity investments	22,343	21,949
Property, plant and equipment, net	79,664	79,422
Goodwill	103,265	104,349
Intangible assets, net	178,300	185,022
Deferred income taxes	23	23
Other assets	1,818	2,168
Total assets	$694,506	$667,190
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$71,778	$55,790
Accrued expenses and other current liabilities	44,785	50,748
Income taxes payable	39	4,081
Accrued sales incentives	17,243	12,439
Current portion of long-term debt	11,820	8,826
Total current liabilities	145,665	131,884
Long-term debt, net of debt issuance costs	105,267	88,169
Capital lease obligation	704	1,381
Deferred compensation	4,276	4,011
Other tax liabilities	5,043	4,997
Deferred income tax liabilities	30,107	30,374
Other long-term liabilities	9,988	10,480
Total liabilities	301,050	271,296
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,067,444 shares issued and 21,899,370 shares outstanding at both November 30, 2016 and February 29, 2016	256	256
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	295,087	294,038
Retained earnings	159,459	154,947
Non-controlling interest	3,413	8,524
Accumulated other comprehensive loss	(43,605)	(40,717)

Treasury stock, at cost, 2,168,074 shares of Class A Common Stock at both November 30, 2016 and February 29, 2016	(21,176)	(21,176)
Total stockholders' equity	393,456	395,894
Total liabilities and stockholders' equity	$694,506	$667,190

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
Net sales	$198,937	$192,506	$513,655	$511,063
Cost of sales	140,724	136,663	362,848	362,202
Gross profit	58,213	55,843	150,807	148,861
Operating expenses:
Selling	12,421	12,464	36,200	36,182
General and administrative	27,240	29,536	79,214	83,530
Engineering and technical support	11,243	9,459	36,013	26,190
Intangible asset impairment charges	0	0	0	6,210
Acquisition costs	0	800	0	800
Total operating expenses	50,904	52,259	151,427	152,912
Operating income (loss)	7,309	3,584	(620)	(4,051)
Other income (expense):
Interest and bank charges	(1,995)	(1,772)	(5,560)	(4,964)
Equity in income of equity investees	1,931	1,927	5,284	5,002
Gain on bargain purchase	0	4,679	0	4,679
Other, net	100	636	(228)	1,103
Total other income (expense), net	36	5,470	(504)	5,820
Income (loss) before income taxes	7,345	9,054	(1,124)	1,769
Income tax expense (benefit)	3,435	2,968	(218)	791
Net income (loss)	3,910	6,086	(906)	978
Less: net loss attributable to non-controlling interest	(1,890)	(1,691)	(5,418)	(1,691)
Net income attributable to Voxx International Corporation	$5,800	$7,777	$4,512	$2,669
Other comprehensive (loss) income:
Foreign currency translation adjustments	(6,684)	(7,993)	(3,168)	(9,026)
Derivatives designated for hedging	752	(32)	240	(1,673)
Pension plan adjustments	96	155	44	154
Unrealized holding gain (loss) on available-for-sale investment securities, net of tax	4	5	(4)	1
Other comprehensive loss, net of tax	(5,832)	(7,865)	(2,888)	(10,544)
Comprehensive (loss) income attributable to Voxx International Corporation	$(32)	$(88)	$1,624	$(7,875)

Net income per common share attributable to Voxx International Corporation (basic)	$0.24	$0.32	$0.19	$0.11
Net income per common share attributable to Voxx International Corporation (diluted)	$0.24	$0.32	$0.19	$0.11
Weighted-average common shares outstanding (basic)	24,160,324	24,183,791	24,160,324	24,177,061
Weighted-average common shares outstanding (diluted)	24,287,431	24,219,555	24,237,357	24,211,651

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
Net income attributable to Voxx International Corporation	$5,800	$7,777	$4,512	$2,669
Adjustments:
Interest expense and bank charges (1)	1,824	1,772	5,134	4,964
Depreciation and amortization (1)	4,225	4,302	12,715	11,356
Income tax expense (benefit)	3,435	2,968	(218)	791
EBITDA	15,284	16,819	22,143	19,780
Stock-based compensation	205	199	568	686
Intangible asset impairment charges	0	0	0	6,210
Gain on bargain purchase	0	(4,679)	0	(4,679)
Acquisition costs	0	800	0	800
Adjusted EBITDA	$15,489	$13,139	$22,711	$22,797
Diluted income per common share	$0.24	$0.32	$0.19	$0.11
Diluted adjusted EBITDA per common share	$0.64	$0.54	$0.94	$0.94

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization added back to Net Income have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.